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                                                                 EXHIBIT 11.1

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                                                 C.P. CLARE CORPORATION AND SUBSIDIARIES
                                             COMPUTATION OF NET INCOME (LOSS) PER SHARE (1), (2)
                                                                   (UNAUDITED)
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                Three Months Ended                       Nine Months Ended
                                                      ------------------------------------     ------------------------------------
                                                      December 29, 1996  December 31, 1995     December 29, 1996  December 31, 1995
Net income (loss)                                            $    1,193         $    2,205            $   (8,454)        $    5,153
                                                             ==========         ==========            ==========         ==========

Weighted average common and common share equivalent:
  Weighted average common shares outstanding during
    the period                                                9,077,934          7,295,219             8,950,584          5,567,399
  Weighted average common share equivalent                      314,943          1,568,245                   -            2,109,841
                                                             ----------         ----------            ----------         ----------

                                                              9,392,877          8,863,464             8,950,584          7,677,240
                                                             ==========         ==========            ==========         ==========



Net income (loss) per common and common share
  equivalent                                                 $     0.13         $     0.25            $    (0.94)        $     0.67
                                                             ==========         ==========            ==========         ==========

(1)  Fully diluted net income per share has not been separately provided, as the amounts would not be materially different.

(2)  Net loss per common and common share equivalent are computed using the weighted average number of common shares outstanding during each period.

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